Exhibit 99.1

Natural Alternatives International, Inc. Reports 68% Increase in Second Quarter Pre-Tax Earnings and 25% Net Sales Growth

SAN MARCOS, CALIF, February 9, 2005 /PRNewswire/ —Natural Alternatives International, Inc. (“NAI”) (Nasdaq: NAII), a leading formulator and manufacturer of customized nutritional supplements, today announced net income of $1.6 million or $0.25 per diluted share on net sales of $44.3 million for the six months ended December 31, 2004.

For the first six months of fiscal 2005, net sales increased 31% to $44.3 million from $33.9 million for the comparable period last year. Net sales growth resulted from a 41% increase in contract manufacturing sales. Income before income taxes doubled to $2.4 million from $1.2 million for the comparable period last year. Net income increased to $1.6 million or $0.25 per diluted share compared to $1.1 million or $0.19 per diluted share in the comparable period last year.

Second quarter net sales increased 25% to $21.5 million from $17.2 million for the comparable quarter last year. Net sales growth resulted from a 33% increase in contract manufacturing sales. Income before income taxes increased 68% to $1.0 million from $612,000 in the comparable quarter last year. Net income increased to $785,000 or $0.12 per diluted share from $576,000 or $0.09 per diluted share for the comparable quarter last year.

As of December 31, 2004, NAI had cash and working capital of $4.6 million and $14.9 million, respectively, compared to $7.5 million and $17.5 million, respectively, at June 30, 2004. Cash flow from operating activities for the first six months of fiscal 2005 was $2.5 million. We invested $5.2 million in the expansion of our Vista, California manufacturing facility, which included the acquisition of additional manufacturing equipment. We funded our capital expenditures from available cash on hand. As of December 31, 2004 we had $7.1 million available under our working capital line of credit.

“We completed our 46,000 square-foot production facility expansion in California,” stated CEO Mark LeDoux. “The new 162,000 square-foot facility will help us improve operational efficiency, increase manufacturing capacity and reduce business risk. We are pleased to have been able to fund this investment in our long-term growth exclusively out of cash from operations.”

President Randell Weaver added, “While we effectively managed our selling, general and administrative expenses to improve profitability over the comparable prior period, we incurred regulatory costs of $602,000 in the first six months of fiscal 2005 and we expect to continue to incur increased regulatory and other costs during the remainder of fiscal 2005 related, in part, to the scheduled Therapeutic Goods Administration certification review and planned third quarter introduction of upgraded marketing programs for our direct-to-consumer product lines. We do not expect an immediate return on the regulatory and marketing costs. These increased operating expenses, combined with anticipated relatively steady net sales for the remainder of fiscal 2005, will reduce our net income. We expect to remain profitable at reduced levels for the remainder of fiscal 2005.”

NAI, headquartered in San Marcos, California, is a leading formulator and manufacturer of nutritional supplements and provides strategic partnering services to its customers. Our comprehensive partnership approach offers a wide range of innovative nutritional products and services to the client including: scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see our website at www.nai-online.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that are not historical facts and information. These statements represent our intentions, expectations and beliefs concerning future events, including, among other things, our expectations and beliefs with respect to the effect on our operations of the expansion of our Vista, California facility, our future financial and operating results, including our expenditures and sales, and our ability to maintain profitability, maintain and improve long-term revenue growth and implement our strategic plans. We wish to caution readers that these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. NAI’s financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by us with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SOURCE – Natural Alternatives International, Inc.

CONTACT – John R. Reaves, Chief Financial Officer, Natural Alternatives International, Inc.,

760-736-7700 or investor@nai-online.com.

NATURAL ALTERNATIVES INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2004	June 30, 2004
	(Unaudited)
ASSETS
Cash and cash equivalents	$4,638	$7,495
Accounts receivable, net	7,562	8,889
Inventories, net	13,185	12,863
Deferred income taxes	951	1,010
Other current assets	1,168	633

Total current assets	27,504	30,890
Property and equipment, net	15,423	11,380
Other assets	185	198

Total Assets	$43,112	$42,468

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$12,614	$13,422
Long-term debt, less current installments	3,424	3,841
Deferred income taxes	717	717
Deferred rent	292	220
Long-term pension liability	161	140

Total Liabilities	17,208	18,340

Stockholders’ Equity	25,904	24,128

Total Liabilities and Stockholders’ Equity	$43,112	$42,468

NATURAL ALTERNATIVES INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

	Three months ended December 31,		Six months ended December 31,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
NET SALES	$21,545	$17,195	$44,272	$33,916
Cost of goods sold	16,953	13,300	34,362	25,875

Gross profit	4,592	3,895	9,910	8,041
Selling, general & administrative expenses	3,710	3,346	7,634	6,862

INCOME FROM OPERATIONS	882	549	2,276	1,179
Other income, net	145	63	95	22

INCOME BEFORE INCOME TAXES	1,027	612	2,371	1,201
Provision for income taxes	242	36	734	58

NET INCOME	$785	$576	$1,637	$1,143

NET INCOME PER COMMON SHARE:
Basic	$0.13	$0.10	$0.28	$0.20

Diluted	$0.12	$0.09	$0.25	$0.19

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic shares	5,928,766	5,821,973	5,928,521	5,821,341

Diluted shares	6,571,995	6,161,851	6,512,099	6,134,798